Exhibit 10.2

ALLONGE TO CONVERTIBLE GRID PROMISSORY NOTE

Allonge (this “Allonge”) to that certain Convertible Grid Promissory Note (the “Note”) attached hereto as Exhibit 1 and made a part hereof in the principal amount of $125,000 dated April 21, 2020, from Brain Scientific Inc., a Nevada corporation (the “Company”), in favor of Andrew Brown, as Holder (the “Holder”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Note.

The Company and the Holder agree that the Note shall be revised as follows:

1. The definition of “Maturity Date” set forth in Section 1.1 of the Note shall be amended and replaced to read as follows:

“Maturity Date” shall mean April 21, 2022.”

This Allonge is intended to be attached to and made a permanent part of the Note.

Dated as of the 20th day of April, 2021.

Company:	BRAIN SCIENTIFIC INC.

	By:	/s/ Boris Goldstein
	Name:	Boris Goldstein
	Title:	Chairman
Holder:

/s/ Andrew Brown
	Name:	Andrew Brown